Exhibit 10.25

BENEFITFOCUS.COM, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into this 1st  day of December 2015, by and between: Benefitfocus.com, Inc., having its principal place of business at 100 Benefitfocus Way, Charleston, SC 29492, (hereinafter referred to as “Benefitfocus”) and James Restivo whose present address is: 159 Pembrooke Circle, Phoenixville, PA 19460 (hereinafter referred to as the “Associate”).

1.	Employment. Benefitfocus hereby agrees to employ the Associate in the capacity of Chief Technology Officer, upon the terms and conditions set out herein, and the Associate accepts such employment.
2.

Term. The term of this Agreement shall begin on January 18, 2016.  The Associate understands and acknowledges that employment is “at will” and is terminable at any time at the will of Benefitfocus or the Associate, notwithstanding any other provisions of this Agreement, including Section 19 hereof. This Agreement shall remain in force until terminated at the will of either party or as described in Section 19 of this Agreement.

3.

Duties. The Associate shall perform, for Benefitfocus, the duties set out in the attached Exhibit A entitled “Job Description,” which is incorporated herein and made a part of this Agreement, along with those other duties as may be assigned to Associate from time to time by Benefitfocus’ Chief Executive Officer or his designee.

4.	Compensation. The Associate’s compensation shall be paid in accordance with that outlined in Exhibit B entitled “Compensation Program,” which is incorporated herein and made a part hereof.
5.

Extent of Services. The Associate shall devote his entire time, attention, and energies to Benefitfocus’ business and shall not, during the term of this Agreement, be engaged in any other business activity that conflicts with, or takes the Associate’s time or attention away from, the Associate’s work for Benefitfocus, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The Associate further agrees that he or she will perform all of the duties assigned to the Associate to the best of his or her ability and in a manner satisfactory to Benefitfocus, that he or she will truthfully and accurately maintain all records, preserve all such records, and make all such reports as Benefitfocus may require; that he or she will fully account for all money and all of the property of Benefitfocus of which the Associate may have custody and will pay over and deliver the same whenever and however the Associate may be directed to do so.

6.

Expenses. Benefitfocus agrees to reimburse the Associate for travel and other expenses incurred while conducting business on behalf of Benefitfocus as long as they are reasonable and approved by Benefitfocus and comply with government regulations covering such expenses for business purposes. Such expenses will be stated on a Benefitfocus furnished expense form, have required receipts, be signed by the Associate, and sent to Benefitfocus for approval and reimbursement, all in accordance with Benefitfocus’ reimbursement policies and procedures as may be in effect from time to time.

        22242.38-863702 v2                                                                                                              1

7.	Covenant Not to Disclose Trade Secrets and Confidential Information.
a.

As an employee of Benefitfocus, the Associate will be exposed to “Trade Secrets” and “Confidential Business Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Benefitfocus or any affiliated entity, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a broader definition of “trade secret” under applicable law, the latter definition shall govern for purposes of interpreting the Associate’s obligations under this Agreement. Except as required to perform his or her obligations under this Agreement or except with Benefitfocus’ prior written permission, the Associate shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Benefitfocus. The Associate’s obligations under this provision shall remain in force (during or after the Term) for so long as such information or data shall continue to constitute a “trade secret” under applicable law. The Associate agrees to cooperate with any and all confidentiality requirements of Benefitfocus and the Associate shall immediately notify Benefitfocus of any unauthorized disclosure or use of any Trade Secrets of which the Associate becomes aware.

b.

The Associate agrees to maintain in strict confidence and, except as necessary to perform his or her duties for Benefitfocus, not to use or disclose any Confidential Business Information at any time, during the term of his or her employment or for a period of one (1) year after the Associate’s last date of employment, so long as the pertinent data or information remains Confidential Business Information. “Confidential Business Information” shall mean any non-public Information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Associate, directly or indirectly, in connection with the Associate’s employment (including his or her employment with Benefitfocus prior to the date of this Agreement), including (without limitation) oral and written information concerning Benefitfocus or its affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs, and records, whether or not legended or otherwise identified by Benefitfocus and its affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Associate, or that was available to the Associate on a non-confidential basis prior to its disclosure to the Associate.

        22242.38-863702 v2                                                                                                              2

c.

Without limiting any of the foregoing, Associate acknowledges that Trade Secrets and Confidential Business Information exist in all formats in which information is preserved, including electronic, print, or any other form, and that each term includes all originals, copies, notes, or other reproductions or replicas thereof.

d.

Upon termination of employment, the Associate shall leave with Benefitfocus all Trade Secrets, Confidential Business Information, and any other business records relating to Benefitfocus and its affiliates including, without limitation, all contracts, calendars, and other materials or business records concerning its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Associate prepared such materials or records himself, and Associate shall retain no copies of any such materials.  In addition, upon termination of employment, Associate will immediately return to Benefitfocus all other property whatsoever of Benefitfocus in his possession or under his control.  If requested, Associate shall certify in writing to Benefitfocus that no such materials are in his possession.

e.

As set forth above, the Associate shall not disclose Trade Secrets or Confidential Business Information. However, nothing in this Section 7 shall prevent the Associate from (i) disclosing Trade Secrets or Confidential Business Information pursuant to a court order or court-issued subpoena, so long as the Associate first notifies Benefitfocus of said order or subpoena in sufficient time to allow Benefitfocus to seek an appropriate protective order, and provided that Associate only discloses such information as he or she is actually required to disclose, or (ii) from reporting violations of law to any governmental agency or entity, or otherwise making disclosures that are protected under a whistleblower any law. The Associate agrees that if he or she receives any formal or informal discovery request, court order, or subpoena requesting that the Associate disclose Trade Secrets or Confidential Business Information, he or she will immediately notify Benefitfocus and provide Benefitfocus with a copy of said request, court order, or subpoena.

8.	Covenant Not to Solicit Customers.
a.

The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the date of termination of the Associate’s employment with Benefitfocus, for any reason, whether by the Associate or Benefitfocus, the Associate shall not (except on behalf of or with the prior written consent of Benefitfocus) either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert or appropriate to or for a Competing Business (as defined below), or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer or prospective customer of Benefitfocus on the date of termination and with whom the Associate had direct material contact within six months of the Associate’s last date of employment. For purposes of this Agreement, the term “Competing Business” shall mean the business of offering human resource management and benefit administration services to companies via a Web-based system.

b.	The Associate recognizes and acknowledges that Benefitfocus’ customers and the specific needs of such customers are essential to the success of its business and its

        22242.38-863702 v2                                                                                                              3

continued goodwill and that its customer list and customer information constitute a property interest of Benefitfocus, having been developed by Benefitfocus at great effort and expense.
9.

Covenant Not to Solicit Employees/Consultants. The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the date of termination of the Associate’s employment with Benefitfocus, for any reason, whether by Associate or Benefitfocus, Associate will not, either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away any employee of or consultant to Benefitfocus or any of its affiliates engaged or experienced in the Business (as defined herein), regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. For purposes of this Agreement, the term “Business” shall mean the business of offering human resource management and benefit administration services to companies via a Web-based system.

10.

Covenant Not to Compete. The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the termination of the Associate’s employment with Benefitfocus (by either party and regardless of the reason for such termination), Associate will not, hold a position based in or with responsibility for all or part of the Restricted Territory (as defined below), with any Competing Business (as defined above) whether as employee, consultant, or otherwise, in which Associate will have duties, or will perform or be expected to perform services for such Competing Business, that is or are the same as or substantially similar to the position held by Associate or those duties or services actually performed by Associate for Benefitfocus within the twelve (12) month period immediately preceding the termination of Associate’s employment with Benefitfocus, or in which Associate will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of Benefitfocus for the purpose of providing, or attempting to provide, such Competing Business with a competitive advantage with respect to the Business.  As used herein, “Restricted Territory” means the United States of America, it being understood that Benefitfocus’ business is nationwide in scope, provided, however, that if a court of competent jurisdiction determines that the foregoing definition is too broad to be enforced under applicable law, then the parties agree that “Restricted Territory” will mean any State, province, or similar political subdivision to which Associate directed, or in which Associate performed, employment-related activities on behalf of Benefitfocus at the time of, or during the twelve (12) month period prior to, the termination of Associate’s employment with Benefitfocus for any reason.

11.

Covenants are Independent. The covenants on the part of the Associate contained in paragraphs 7, 8, 9 and 10 hereof, as well as in each subsection thereof, shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

12.

Consideration. The Associate acknowledges and agrees that valid consideration has been given to the Associate by Benefitfocus in return for the promises of the Associate set forth herein, including the promise of additional compensation to which the Associate was not entitled prior to the execution of this Agreement.

        22242.38-863702 v2                                                                                                              4

13.

Extension of Periods. Each of the time periods described in this Agreement shall be automatically extended by any length of time during which the Associate is in breach of the corresponding covenant contained herein. The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

14.

Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of Benefitfocus and impose a reasonable restraint on the Associate in light of the activities and Business of Benefitfocus on the date of the execution of this Agreement.

15.

Notices. Any notice required or desired to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to his or her residence as shown in the records of Benefitfocus in the case of the Associate, or to its principal place of business, in the case of Benefitfocus.

16.

Waiver of Breach. The waiver by Benefitfocus of a breach of any provision of this Agreement by the Associate shall not operate or be construed as a waiver of any subsequent breach by the Associate. No waiver shall be valid unless in writing and signed by Benefitfocus.

17.

Assignment. The Associate acknowledges that the services to be rendered by the Associate are unique and personal. Accordingly, the Associate may not assign any of his or her rights or delegate any of his or her duties or obligations under this Agreement. The rights and obligations of Benefitfocus under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Benefitfocus. The Associate agrees that this Agreement, and the covenants contained herein, may be assigned by Benefitfocus to any successor company.

18.

Paid Time Off. Associate will be eligible to receive paid time off in accordance with Benefitfocus’ paid time off policies as detailed in its Associate Handbook, the provisions of which are subject to change on a prospective basis.

19.

Termination. Either party may terminate this Agreement at any time, with or without cause. In the event that Associate chooses to resign his employment, Benefitfocus requests fourteen (14) days written notice to Benefitfocus. In such event, no severance allowance shall be paid to the Associate; but the Associate shall continue (if agreed to by Benefitfocus) to render his services and shall be paid his regular compensation up to the date of termination.

20.

Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.  It may be changed only by an Agreement in writing, signed by the parties hereto.

21.

Governing Law; Jurisdiction and Venue. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of South Carolina. The parties agree that any action or dispute regarding this Agreement shall be filed exclusively in a court having subject matter jurisdiction located in Charleston County, State of South Carolina, and the parties waive any objection to personal jurisdiction or venue in such courts.

        22242.38-863702 v2                                                                                                              5

22.

Work Facilities. The Associate shall be provided with such other facilities and services as are suitable to the Associate’s position and appropriate for the performance of his or her duties. In the case of an Associate performing the sales duties and located remote to the main office, it is expected that the Associate will maintain some form of office at his or her residence, which contains the necessary equipment to perform the assigned duties.

23.

Severability. To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Benefitfocus and Associate agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

24.

Remedies for Breach. The Associate recognizes and agrees that a breach by the Associate of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Benefitfocus. In the event of a breach or threatened breach of any covenant contained herein, Benefitfocus shall be entitled to temporary and permanent injunctive relief, restraining the Associate from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by Benefitfocus, including attorneys’ fees, as a result of the Associate’s breach or threatened breach of the covenant. Benefitfocus and the Associate agree that the relief described herein is in addition to such other and further relief as may be available to Benefitfocus at equity or by law. Nothing herein shall be construed as prohibiting Benefitfocus from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Associate.

25.

Additional Representations and Warranties of Associate.  Indemnification by Associate.  The Associate acknowledges and agrees that: (i) the covenants contained in this Agreement are the essence of this Agreement; (ii) the Associate has received good, adequate and valuable consideration for each of these covenants; (iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties of Benefitfocus; (iv) each of these covenants in this Agreement is separate, distinct and severable not only from the other covenants but also from the remaining provisions of this Agreement; (v) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement; and (vi) if the covenants herein shall ever be deemed to exceed the time, activity, or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, or geographical limitations permitted by applicable law.  The Associate represents and warrants that his acceptance of employment with Benefitfocus and the performance of his duties hereunder will not conflict with, or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound, including any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer. In the event that Associate’s former employer or business associate makes a claim against Benefitfocus relating to Associate’s employment, Associate shall, at his own expense, defend and indemnify Benefitfocus from and against any and all allegations, threats, claims, suits, and proceedings brought by Associate’s former employer or business associate arising out of a prior employment or shareholder agreement, including any applicable non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

        22242.38-863702 v2                                                                                                              6

26.

At-Will Employment. THE ASSOCIATE UNDERSTANDS AND AGREES THAT THIS AGREEMENT SHALL IN NO WAY IMPOSE UPON BENEFITFOCUS ANY OBLIGATION TO EMPLOY THE ASSOCIATE OR TO CONTINUE THE ASSOCIATE’S EMPLOYMENT FOR ANY LENGTH OF TIME. THE EMPLOYMENT OR CONTINUATION OF EMPLOYMENT BY BENEFITFOCUS IS, AND AT ALL TIMES SHALL REMAIN, IN THE ABSOLUTE DISCRETION OF BENEFITFOCUS, WHICH EMPLOYMENT MAY BE TERMINATED BY THE ASSOCIATE OR BENEFITFOCUS AT WILL.

[Signature Page Follows]

        22242.38-863702 v2                                                                                                              7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 1st day of December 2015.

Signed, sealed and delivered in the presence of:

                                                                                                     BENEFITFOCUS

 /s/ Leslie Jones                                                                        /s/ Ray August

Witness                                                                                       Benefitfocus.com, Inc.

                                                                                                     By:     Ray August

  Leslie Jones                                                                              Its:    President & COO

Witness name printed

                                                                                                      ASSOCIATE

/s/ Margaret St. Pierre                                                             /s/ James P. Restivo

Witness                                                                                       Signature

  Margaret St. Pierre                                                                James Restivo

Witness name printed                                                             Print name

        22242.38-863702 v2                                                                                                              8

EXHIBIT A

Chief Technology Officer Job Description

This position is responsible to serve as the Chief Technical Officer and to collaborate with the Benefitfocus business leaders in the process to define the Company's technology vision, strategy, delivery effectiveness, customer experience and insight into the key technologies the company should be evaluating for the future. The CTO is a key technical advisor to the CEO and President and has the responsibility to provide thoughtful objective advice and timely updates as to the effectiveness of the company’s current and future technical direction, capabilities, methodologies and operations. It is also expected that the CTO will have the business acumen to participate in the formation of the corporate strategy and budget as well as weigh in on other business issues that affect the executive management team. The CTO will be expected to provide a technical opinion on acquisitions and work with other members of the executive leadership team in evaluating potential acquisitions.

Key Responsibilities

•	Develop technology strategic objectives, as well as policies and operating plans:
o	Establish vision and goals that ties with overall Company direction and adapts goals based on changes in Benefitfocus' strategy.
o	Ensure that plans and policies are understood and administered by the functional management team.
o

Establish operational strategies by evaluating trends; establishing critical measurements; determining production, productivity, quality, and customer-service strategies; designing systems; accumulating resources; resolving problems; implementing change.

o	Work closely with the CEO, President and the rest of the Executive Leadership Team, and the Business Units
•

The CTO must be considered a thought leader in the fields of technology that are important to Benefitfocus' success. He or she must routinely demonstrate this in both internal and external thought leadership activities.

•	The CTO role is both an external and internal facing role:
o

External: The CTO should work with the company’s Chief Commercial Officer to position themselves at appropriate conferences to articulate the value of Benefitfocus products. He/she will work with customers and prospects to discuss the company’s technology strategy, and broad technology directions as appropriate.

•	Internal: The CTO should view this role as a service provider to the following constituencies:
o	The Senior Vice President of Product Strategy
o	The Senior Vice President of Engineering
•	Perform annual analysis of expense needs. Develop operating budget. Manage and track expenditures to plan on a monthly basis.
•	Drive R&D software innovation and development efforts by maintaining an understanding of the competitive landscape.
•	Ensure common technology architecture and services across Benefitfocus’ products where appropriate.

22242.32-863702 v2Exhibit A & B to Employment Agreement

•	Engage various departments and contribute in the investigation of new technologies to ensure the R&D Technology group's direction meets the Company's requirement of software product leadership.
•	Conduct presentations to peers, teams and senior management on potential new technologies/products.
•	Interact with senior management in ensuring that proprietary technologies, as well as third party sources of technology, are optimally implemented in the products.
•	Provide insight and alerts to the management team on broad strategic and tactical assessments of product technology in the marketplace, including opportunities and threats.
•	Lead a specialized team of advanced technologists within the Technology organization.
•	Represent the Company in development discussions with major customers.

EXHIBIT B

Benefitfocus.com, Inc.

Compensation Program for James Restivo

22242.32-863702 v2Exhibit A & B to Employment Agreement

Exhibit B to Employment Agreement dated December 1, 2015.

1.          Salary: As compensation for services rendered by the Associate, Benefitfocus shall pay a salary of $12,500 per pay period (which annualizes to $300,000), payable in accordance with Benefitfocus’ customary payroll practices as in effect from time to time.  All compensation paid to Associate shall be subject to withholding for such federal, state and local taxes as Benefitfocus determines are required to be withheld pursuant to applicable law.

2.          Annual Review: Annual salary reviews will occur on or around the annual budget process for Benefitfocus.

3.          Annual Bonus Opportunity: You are eligible to participate in the Benefitfocus management incentive bonus program at the CTO level, which is up to 50% of your base pay, subject to adoption by the Board of Directors from time to time, depending on achievement of annual performance targets. The targets for achieving the Bonus will be the same company targets set for the entire Executive Management Team as adjusted at the beginning of each year. In general, you must be employed by Benefitfocus on the date on which a bonus is paid in order to earn and receive the bonus.

4.          Initial Restricted Stock Unit Award: In accordance with the Benefitfocus.com, Inc. 2012 Stock Plan, you will receive a Benefitfocus stock grant award in the amount of 15,000 restricted stock units, subject to approval by the board of directors. You will be receiving the formal Annual Award Grant Notice and accompanying documentation at the next quarterly grant date.  This grant will have a four-year vesting period, and will be subject to the terms of an RSU award agreement between you and Benefitfocus.

5.          Annual Restricted Stock Unit Bonus: You will be eligible to receive an annual RSU award of up to 100% of your base salary, subject to approval by the Board of Directors.  These RSU awards will have a four-year vesting period, and will be subject to the terms of an RSU award agreement between you and Benefitfocus.

6.          Housing & Relocation Reimbursement: The Company will work with you and support your family’s relocation to the Charleston area. The Company will provide reimbursement for housing in the area during your transition and will also provide an allowance for the moving expenses as described herein. The Company will reimburse the Associate up to a maximum of $2000 per month, up to 3 months, for purposes of temporary housing in the Charleston, SC area. The Company will reimburse the Associate up to a maximum of $15,000 for moving expenses. The Employer follows IRS accountable plan moving reimbursement guidelines (refer to IRS Publication 521). The Associate will need to submit receipts for any direct moving expenses incurred, the balance will be paid to the Associate as ordinary wages. Should Associate terminate employment with Benefitfocus by resignation, or is terminated for Cause by the Company within Twenty Four (24) months of hire, Associate will be obligated to repay all housing and relocation expenses to Benefitfocus.

7.          Relocation Assistance.  In accordance with the Benefitfocus Travel & Entertainment Policy attached hereto, Benefitfocus agrees to reimburse Associate for pre-approved and documented expenses associated with a maximum of two house hunting trips conducted within 45 days of Associate’s start date, including reasonable airfare, hotel, and meal expenses for Associate and one companion.  In accordance with the Benefitfocus Travel & Entertainment Policy, Associate

22242.32-863702 v2Exhibit A & B to Employment Agreement

will be reimbursed for airfare, hotel expenses for up to a maximum of two nights for each trip, and personal meals for Associate and one companion.  Reimbursements will be issued after Associate’s start date with Company.

8.          Normal Hours of Work: Full time executive positions are expected to work the amount of time needed to meet or exceed all job duties and performance expectations as assigned by the President and CEO.

9.          Benefits: You are eligible for all Benefitfocus associate benefit programs including but not limited to Health Insurance, Life Insurance, Disability Insurance, 401(k) Retirement Program, and more, subject to the terms and conditions of such programs. Nothing in this Agreement or Compensation Program alters or limits Benefitfocus’ rights to modify or terminate any such programs in its sole discretion.

10.         Paid Time Off and Paid Holidays: Your paid time off will follow the company schedule, as outlined in the benefit summary.

11.         Severance: In the event that Benefitfocus terminates your employment without Cause, as defined herein, at any time then upon your execution of a general release of claims satisfactory to Benefitfocus within the time allowed for execution, which release is not revoked by you during any revocation period allowed by law, Benefitfocus will provide you with the following severance benefits salary continuation for a period of six (6) months at your then-current rate of base salary.

The severance benefits will be payable to you beginning on the sixtieth (60th) day following the termination of your employment, provided that Benefitfocus, in its sole discretion, may begin the payments earlier.

For purposes of this document, you will receive the same severance benefits as upon a termination without Cause if you notify Benefitfocus of your decision to terminate your employment with Benefitfocus within three (3) months of the occurrence of either of the following: (i) a material decrease to your base salary or targeted annual bonus without your consent to an amount less than the then current amount immediately preceding the decrease, or (ii) a material diminution of your authority, job duties, or responsibilities without your consent.

As used herein, “Cause” shall mean a determination by Benefitfocus’ board of directors of any of the following: (i) your violation of any applicable material law or regulation respecting the business of Benefitfocus; (ii) your commission of a felony or a crime involving moral turpitude; (iii) any act of dishonesty, fraud or misrepresentation in relation to your duties to Benefitfocus, (iv) failure to perform in any material respect your duties hereunder after twenty (20) days written notice and an opportunity to cure such failure and a reasonable opportunity to present to Benefitfocus’ board of directors your position regarding any dispute relating to the existence of such failure; (v) your failure to attempt in good faith to implement a clear and reasonable directive from Benefitfocus’ board of directors or to comply with any of Benefitfocus’ policies and procedures which failure is material and occurs after written notice from Benefitfocus’ board of directors; (vi) any act of gross misconduct which is materially and demonstrably injurious to Benefitfocus; or, (vii) your breach of fiduciary responsibility.

22242.32-863702 v2Exhibit A & B to Employment Agreement

12.         Application of Internal Revenue Code Section 409A: All provisions of this Agreement will be interpreted in a manner consistent with Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Exhibit B that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), unless Benefitfocus reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.  The parties intend that each installment of the severance benefits payments provided for above is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For avoidance of doubt, the parties intend that payments of the severance benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).  However, if Benefitfocus determines that the severance benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of Benefitfocus, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after your separation from service, or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), and Benefitfocus will (A) pay you a lump sum amount equal to the sum of the severance benefits payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this paragraph, and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.

Signed and delivered in this     21           day of      Dec.         , 2015 in the presence of:

BENEFITFOCUS                                                                         ASSOCIATE

/s/ Ray August                                                                            /s/ James P. Restivo

Signature                                                                                    Signature

Ray August, President & COO                                                 James Restivo

Name/Title                                                                                 Name Printed

22242.32-863702 v2Exhibit A & B to Employment Agreement